Exhibit 10.3
AMENDED AND RESTATED MANAGEMENT AGREEMENT
BETWEEN
ARES COMMERCIAL REAL ESTATE CORPORATION
AND
ARES COMMERCIAL REAL ESTATE MANAGEMENT LLC
This Amended and Restated Management Agreement (this “Agreement”) is made as of July 26, 2022, by and between Ares Commercial Real Estate Corporation, a Maryland corporation (together with its subsidiaries, the “Company”), and Ares Commercial Real Estate Management LLC, a Delaware limited liability company (the “Manager”).
WHEREAS, the Company is a specialty finance company focused on originating, investing in and managing middle-market commercial real estate loans and other commercial real estate-related investments;
WHEREAS, the Company has qualified as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits afforded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.
WHEREAS, the Company and the Manager entered into that certain Management Agreement dated as of April 25, 2012, as amended by First Amendment to Management Agreement dated September 30, 2013, the Second Amendment to Management Agreement dated September 30, 2014 (collectively, the “Prior Agreement”) and that certain letter agreement dated April 25, 2022;
WHEREAS, the parties hereto now wish to amend and restate the Prior Agreement in its entirety.
NOW THEREFORE, the Company and the Manager hereby agree as follows:
Section 1.Definitions.
(a)The following terms shall have the meanings set forth in this Section 1(a):
“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.
“Agreement” has the meaning set forth in the Preamble.
“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.
“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60 day period or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears, in an amount equal to one-fourth of 1.50% of the Company’s Equity.
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Claim” has the meaning set forth in Section 8(c) hereof.
“Code” has the meaning set forth in the Recitals.
“Common Stock” means the common stock, par value $0.01, of the Company.
“Company” has the meaning set forth in the Recitals.
“Company Account” has meaning set forth in Section 4 hereof.
“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.
“Confidential Information” has the meaning set forth in Section 5 hereof. “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.
For the avoidance of doubt, the exclusion of depreciation and amortization in the calculation of Core Earnings shall only apply to depreciation and amortization related to Target Investments that are structured as debt to the extent that the Company forecloses upon the property or properties underlying such debt.
“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.
“Equity” means:
(i) the sum of (A) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) the Company’s retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(ii) (A) any amount that the Company has paid to repurchase the Common Stock since inception; (B) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.
“Equity Incentive Plans” means the equity incentive plans adopted by the Company to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including the Manager and its Affiliates and their personnel, and any joint venture affiliates of the Company, including the Company’s Amended and Restated 2012 Equity Incentive Plan (as it may be amended from time to time, including by the First Amendment thereto).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.
“Incentive Compensation” means the incentive management fee calculated and payable with respect to each fiscal quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, obtained by subtracting:
(a) the sum of any Incentive Compensation earned by the Manager with respect to the first three fiscal quarters of such previous 12-month period from
(b) the product of (i) 20% and (ii) the amount obtained by subtracting (A) the product of (1) the weighted average issue price per share of the Common Stock of all of the Company’s public offerings of Common Stock multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock, restricted stock units or any shares of Common Stock not yet issued but underlying other awards granted under one or more of the Company’s Equity Incentive Plans) in the previous 12-month period, and (2) 8% from (B) Core Earnings of the Company for the previous 12-month period;
provided, however, that no Incentive Compensation shall be payable with respect to any fiscal quarter unless cumulative Core Earnings for the 12 most recently completed fiscal quarters is greater than zero.
For purposes of calculating the Incentive Compensation prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a fiscal quarter, the Manager’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the fiscal quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.
Incentive Compensation for the quarter ended March 31, 2022 shall be calculated in accordance with that certain letter agreement dated April 25, 2022 between the Company and the Manager.
“Indemnified Party” has the meaning set forth in Section 8(b) hereof.
“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.
“Initial Term” has the meaning set forth in Section 10(a) hereof.
“Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and its Affiliates and may change from time to time.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Guidelines” means the investment guidelines, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors) and the Investment Committee.
“Losses” has the meaning set forth in Section 8(a) hereof.
“Manager” has the meaning set forth in the Recitals.
“Manager Change of Control” means, other than as set forth in the immediately following sentence, a change in the direct or indirect (i) beneficial ownership of more than 50% of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. A Manager Change of Control shall not include changes resulting from (x) public offerings of the equity interests of the Manager or one of its Affiliates or (y) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.
“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.
“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.
“Monitoring Services” means monitoring services with respect to the Company’s investments, including (i) negotiating servicing agreements, (ii) acting as a liaison between the servicers of the assets and the Company, (iii) review of servicers’ delinquency, foreclosure and other reports on assets, (iv) supervising claims filed under any insurance policies and (v) enforcing the obligation of any servicer to repurchase assets.
“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.
“NYSE” means The New York Stock Exchange.
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
“Portfolio Management Services” means portfolio management services with respect to the Company’s investments, including (i) consulting with the Company on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of investments, (ii) the collection of information and the submission of reports pertaining to the Company’s investments, interest rates and general economic conditions, (iii) periodic review and evaluation of the performance of the Company’s portfolio of investments, (iv) acting as liaison between the Company and banking, mortgage banking and investment banking institutions and other parties with respect to the purchase, financing and disposition of investments and (iv) other customary functions related to portfolio management.
“Prior Agreement” has the meaning set forth in the Recitals.
“Regulation FD” means Regulation FD as promulgated by the SEC.
“REIT” means a “real estate investment trust” as defined under the Code.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sub-Manager” has the meaning set forth in Section 2(c) hereof.
“Target Investments” means the types of investments described in the Investment Guidelines including any changes to the Investment Guidelines that may be approved by the Manager and the Board from time to time.
“Termination Fee” means a termination fee equal to three times the sum of (i) the average annual Base Management Fee, and (ii) average annual Incentive Compensation, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the Effective Termination Date.
“Termination Notice” has the meaning set forth in Section 10(b) hereof.
“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.
(b)As used herein, accounting terms relating to the Company not defined in Section 1(a) hereof and accounting terms partly defined in Section 1(a) hereof, to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”
Section 2.Appointment and Duties of the Manager.
(a)The Company hereby appoints the Manager to manage the investments and day to-day operations of the Company, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.
The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including managing the Company’s business affairs in conformity with the Investment Guidelines and policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board, of the Investment Guidelines, including the Company’s investment strategy in the Target Investments. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Investments may only be recommended by the Manager and shall require the approval of the Board and the Manager.

(b)The Manager will be responsible for the day-to-day operations of the Company, and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include:
(i)forming the Investment Committee, which will have the following responsibilities: (A) reviewing investment opportunities presented to it by the Manager and (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines at least on a quarterly basis, or more frequently as necessary;
(ii)serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, any modification to which will be approved by the Board;
(iii)investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the Investment Guidelines;
(iv)with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(v)negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate swap agreements and other agreements and instruments required for the Company to conduct the Company’s business;
(vi)engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);
(vii)coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co investment partners;
(viii)providing executive and administrative personnel, office space and office services required in rendering services to the Company;
(ix)administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(x)communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meetings arrangements;
(xi)counseling the Company in connection with policy decisions to be made by the Board;
(xii)evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;
(xiii)counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;
(xiv)counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;
(xv)furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;

(xvi)monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xvii)investing and reinvesting any monies and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses or payments of dividends or distributions to the Company’s stockholders, partners or members) and advising the Company as to the Company’s capital structure and capital raising;
(xviii)causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
(xix)assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xx)assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE;
(xxi)assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders, partners or members to the extent required by the provisions of the Code applicable to REITs;
(xxii)placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
(xxiii)handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;
(xxiv)using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;
(xxv)advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
(xxvi)serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (A) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (B) advising the Company with respect to obtaining appropriate financing for the Company’s investments;
(xxvii)providing the Company with Portfolio Management Services and Monitoring Services;
(xxviii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;
(xxix)using commercially reasonable efforts to cause the Company to comply with all applicable laws; and
(xxx)performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances.
(c)The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(a) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company; provided that any such agreement shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. In addition, the Manager is hereby authorized to enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which the Manager may obtain the services of the Sub-Manager(s) to assist the Manager in providing the investment advisory services required to be provided by the Manager under Section 2(a) hereof. Specifically, the Manager may retain a Sub-Manager to recommend specific securities or other investments based upon the Company’s Investment Guidelines, and work, along with the Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Manager and the Company. The Manager, and not the Company, shall be responsible for any compensation payable to any Sub-Manager. Any sub-management agreement entered into by the Manager shall be in accordance with applicable laws. Nothing in this subsection (c) will obligate the Manager to pay any expenses that are the expenses of the Company under Section 2 hereof.
(d)The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates, nor any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager shall be liable to the Company, the Board, or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 7(d) hereof.
(e)The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the NYSE’s Listed Company Manual, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to prepare, or cause to be prepared, required financial statements or other information or reports with respect to the Company.
(f)As frequently as the Manager may deem necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.
(g)The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.
(h)The Manager shall prepare, or cause to be prepared, at the sole cost and expense to the Company, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.
(i)Officers, employees, personnel and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company, to the extent permitted by their Governing Instruments, by this Agreement or by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company, such persons shall indicate in what capacity they are executing on behalf of the Company. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and/or President or similar positions along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.
(j)The Manager shall have the power and authority on behalf of the Company to effect investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, the Manager will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Manager to make investments on behalf of the Company through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Guidelines.

(k)The Manager, at its sole cost and expense, shall provide personnel for service on the Investment Committee.
(l)The Manager, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect of its obligations and activities under, or pursuant to, this Agreement.
(m)The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading agrees to require the Persons who provide services to the Company to comply with the Code of Business Conduct and Ethics and the Policy on Insider Trading in the performance of such services hereunder or such comparable policies as shall in substance hold such Persons to at least the standards of conduct set forth in the Code of Business Conduct and Ethics and the Policy on Insider Trading.
Section 3.Additional Activities of the Manager; Non-Solicitation; Restrictions.
(a)Except as provided in the last sentence of this Section 3(a) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates or any of their members, stockholders, managers, partners, personnel, officers, directors, employees or consultants from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of their members, stockholders, managers, partners, personnel, officers, directors, employees or consultants may be acting, (iii) obligate the Manager to dedicate any of its officers or personnel exclusively to the Company or (iv) obligate the Company’s officers to dedicate any specific portion of their time to the Company’s business. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement. Notwithstanding anything to the contrary herein, for so long as the Manager is managing the Company pursuant to this Agreement, neither it nor any of its Affiliates will sponsor or manage any other U.S. publicly traded REIT that invests primarily in the Target Investments (taken as a whole).
(b)In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two years after such termination of this Agreement, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two-year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager shall be entitled to equitable relief for any violation of this Section 3(b) by the Company, including injunctive relief. If any person who is a member, stockholder, manager, partner, personnel, officer, director or employee of the Manager or any of its Affiliates or provides sub-advisory services to the Manager is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, stockholder, manager, partner, personnel, officer, director and/or employee of the Manager or its Affiliate or person providing sub-advisory services to the Manager shall be deemed to be acting in such capacity solely for the Company, and not as a member, stockholder, manager, partner, personnel, officer, director or employee of the Manager or its Affiliate, a person providing sub-advisory services to the Manager or under the control or direction of the Manager or its Affiliate, even if paid by the Manager or its Affiliate.
Section 4.Bank Accounts. At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company (any such account, a
“Company Account”), and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company.
Section 5.Records; Confidentiality.
The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (a) to its Affiliates, (b) to its and its Affiliates’ members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, agents, representatives or advisors who need to know such Confidential Information, (c) to appraisers, financing sources and others in the ordinary course of the Company’s business ((a), (b) and (c) collectively, “Manager Permitted Disclosure Parties”), (d) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (e) to governmental officials having jurisdiction over the Company, (f) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party or (g) with the consent of the Board. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and instruct the Manager Permitted Disclosure Parties to keep such information confidential. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager; (B) is released by the Company to the public or to Persons who are not under similar obligation of confidentiality to the Company; or (C) is obtained by the Manager from a third party that, to the best of the Manager’s knowledge, has not breached an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 6.Compensation.
(a)For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Compensation to the Manager.
(b)The parties acknowledge that the Base Management Fee is intended to compensate the Manager for certain expenses it will incur pursuant to this Agreement that are not otherwise reimbursable under Section 7 hereof, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.
(c)The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be prorated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to the Company, for informational purposes only and subject in any event to Section 10(b) of this Agreement, within 30 days following the last day of each fiscal quarter. The Company shall pay the Manager each installment of the Base Management Fee in cash within five Business Days after the date of delivery to the Company of such computations.
(d)The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 10(c) of this Agreement.
(e)The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Compensation within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 10(b) of this Agreement, promptly be delivered to the Board. The Company shall pay the Manager each installment of the Incentive Compensation in cash within five Business Days after the date of delivery to the Board of such computations.
Section 7.Expenses of the Company.
(a)The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting those expenses that are specifically the responsibility of the Manager pursuant to this Section 7. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:
(i)expenses in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of the investments of the Company;
(ii)costs of legal, financial, tax, accounting, servicing, due diligence, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)the compensation and expenses of the Company’s directors, the cost of liability insurance to indemnify the Company’s directors and officers and the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premium;
(iv)costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
(v)expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders, partners or members and proxy materials with respect to any meeting of the Company’s stockholders, partners or members;
(vi)costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;
(vii)expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the services provided hereunder, including in connection with any purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;
(viii)costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
(ix)compensation and expenses of the Company’s custodian and transfer agent, if any;
(x)the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
(xi)all federal, state and local taxes and license fees;
(xii)all insurance costs incurred in connection with the operation of the Company’s business, including an allocable portion of the costs attributable to insurance that the Manager or its Affiliates carry that cover the Company and its business (but not including costs of the insurance required by Section 2(l) above);
(xiii)costs and expenses incurred in contracting with third parties;
(xiv)all other costs and expenses relating to the Company’s business and investment operations, including the costs and expenses of originating, acquiring,

owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
(xv)expenses (including the Company’s pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Manager or their Affiliates required for the operation of the Company;
(xvi)expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including in connection with any dividend reinvestment plan;
(xvii)any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his capacity as such for which the Company is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency;
(xviii)expenses connected with calculating Core Earnings (including the cost and expenses of any independent valuation firm); and
(xix)all other expenses actually incurred by the Manager (except as otherwise specified herein) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
(b)The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement, except that the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation (whether paid in cash, stock or other forms), including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.
(c)The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
(d)Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within 30 days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(d) in cash within five Business Days after the receipt of the written statement without demand, deduction offset or delay. Cost and expense reimbursements to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
(e)Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 12 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to this Agreement in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 10(b) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.
Section 8.Limits of the Manager’s Responsibility.
(a)The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager, will not be liable to the Company, the Board or the Company’s stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively “Losses”) incurred by the Manager Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.
(b)The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers, stockholders, partners or members of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party” and, together with a Manager Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c)In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.
(d)The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
Section 9.No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
Section 10.Term; Renewal; Termination Without Cause.
(a)This Agreement shall become effective on the date hereof and shall continue in operation, unless terminated in accordance with the terms hereof, until April 25, 2023 (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.
(b)Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company taken as a whole or (ii) the Base Management Fee and Incentive Compensation payable to the Manager are not fair, subject to Section 10(c) hereof. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”).
(c)Notwithstanding the provisions of subsection (b) of this Section 10, if the reason for nonrenewal specified in the Company’s Termination Notice is that 2/3 of the Independent Directors have determined that the Base Management Fee or the Incentive Compensation payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two thirds of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than 45 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Compensation in good faith. If the Company and the Manager agree to a revised Base Management Fee, Incentive Compensation or other compensation structure within 45 days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Compensation or other compensation structure shall be the revised Base Management Fee, Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Compensation, or other compensation structure during such 45 day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.
(d)No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(d).
(e)Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Sections 3(b), 5, 7, 8, 10(b), 12(b), 13, 15(e) and 15(f) hereof.
(f)The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.
Section 11.Assignments.
(a)Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the

Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any permitted assignment (including to an Affiliate of the Manager as set forth below) shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding anything to the contrary in this Agreement, the Manager may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Manager and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
(b)Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
Section 12.Termination for Cause.
(a)The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control occurs that a majority of the Independent Directors determines is materially detrimental to the Company taken as a whole, (iv) the Manager is dissolved, or (v) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).
(b)The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)The Manager, at its sole option, may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.
Section 13.Actions Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Manager shall forthwith:
(a)after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;
(b)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company; and
(c)deliver to the Board all property and documents of the Company then in the custody of the Manager.
Section 14.Release of Money or Other Property Upon Written Request.
The Manager agrees that any money or other property of the Company held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders, partners or members for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager against any and all Losses that arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager to indemnification under Section 7(d) hereof.
Section 15.Miscellaneous.
(a)Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 15):
The Company:    Ares Commercial Real Estate Corporation
    245 Park Avenue, 42nd floor
    New York, NY 10167
    Attention: Chief Executive Officer
    Fax: (310) 388-3041

with a copy to:    Ares Commercial Real Estate Corporation
    245 Park Avenue, 42nd floor
    New York, NY 10167
    Attention: General Counsel
    Fax: (310) 388-3041
    Kirkland & Ellis LLP
    2049 Century Park E # 3200
    Los Angeles, CA 90067
    Attention: Monica J. Shilling
    Fax: (310) 552-5900

The Manager:    Ares Commercial Real Estate Management LLC
    245 Park Avenue, 44th floor
    New York, NY 10167
    Attention: Chief Executive Officer
    Fax: (310) 388-3041
    with a copy to:    Ares Commercial Real Estate Management LLC
    2000 Avenue of the Stars, 12th Floor,
    Los Angeles, CA 90067
    Attention: General Counsel
    Fax: (310) 388-3041

    Kirkland & Ellis LLP
    2049 Century Park E # 3200
    Los Angeles, CA 90067
    Attention: Monica J. Shilling
    Fax: (310) 552-5900

(b)Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.
(c)Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof (including the Prior Agreement). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)Amendments. This Agreement, and any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto
(e)GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
(f)WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(g)No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party granting such waiver.
(h)Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
(i)Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(j)Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Ares Commercial Real Estate Corporation

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title	General Counsel, Vice President and Secretary

Ares Commercial Real Estate Management LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title	Authorized Signatory

Exhibit A

Investment Guidelines
1.Our investments will be in our target investments, which will include senior mortgage loans, subordinated debt, preferred equity, mezzanine loans and other commercial real estate (CRE) investment opportunities, including loans and securities, such as commercial mortgage-backed securities, loans to real estate or hospitality companies, debtor-in-possession loans and selected other income producing equity investments, such as triple net lease equity;
2.Pending indication of appropriate investments in our target investments, our Manager may invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities (CMBS) or corporate bonds, that are consistent with maintaining our qualification as a REIT;
3.No investment will be made that would cause us to fail to qualify as a REIT;
4.No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act; and
5.All investments require the approval of the Investment Committee.
These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) and the Investment Committee without the approval of the Company’s stockholders.